Exhibit 99.1

September 25, 2008

CONTACT:	Blake Barnett (949) 759-5900

AMBASSADORS INTERNATIONAL, INC. ANNOUNCES
CHANGES IN ITS BOARD OF DIRECTORS

Newport Beach, Calif., September 25, 2008 – Ambassadors International, Inc. (Nasdaq: AMIE) (the “Company”) announced today changes in its Board of Directors. Kevin M. Luebbers, age 42, has resigned from the Company’s Board of Directors and as Chairman of the Company’s Audit Committee. As a result of the resignation of Mr. Luebbers, the Board of Directors has reduced the number of directors from ten to nine. The Company’s Board of Directors has appointed Arthur A. Rodney, age 67, as Chairman of the Company’s Audit Committee.

Mr. Rodney has more than 30 years experience in the cruise industry. He served as Chief Financial Officer and President of Princess Cruises from 1970 to 1986. Mr. Rodney then created Crystal Cruises, a luxury cruise line, for a large Japanese shipping company and served as its President from 1987 until 1994. In 1994, at its request to develop and oversee the operations of two large cruise ships, Mr. Rodney joined The Walt Disney Company. He served as President of Disney Cruise Line until the end of 1999. From 2000, Mr. Rodney has been an independent consultant. He also holds licenses in New York and California as a Certified Public Accountant.

Joe Ueberroth, Chairman and CEO of the Company, stated, “We are pleased with the appointment of Art Rodney as Chairman of our Audit Committee and look forward to his continued contributions to the Company.”

About Ambassadors International, Inc.

Ambassadors International, Inc. is a cruise, marine, and travel and event company. The Company operates Windstar Cruises, an international, luxury cruise line and Majestic America Line, a North American river and coastal cruising company. The Company is also a global provider of construction and consulting services to marina owners. In addition, the Company provides travel and event services. The Company is headquartered in Newport Beach, California. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.

Additional Information
For further information please contact: Blake Barnett of Ambassadors International, Inc. at (949) 759-5900.

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